Exhibit 99.1

Supernus Announces First Quarter 2023 Financial Results

•First quarter 2023 total revenues of $153.8 million, compared to $152.5 million in first quarter 2022
–Qelbree® net product sales of $25.8 million, compared to $8.3 million in first quarter 2022
–GOCOVRI® net product sales of $26.0 million, compared to $22.6 million in first quarter 2022
–Excluding net product sales of Trokendi XR® in both periods, total net product sales increased 25%
•First quarter 2023 GAAP operating earnings of $5.2 million, compared to $2.0 million in first quarter 2022
•First quarter 2023 non-GAAP operating earnings of $30.5 million, compared to $28.0 million in first quarter 2022
•Raises full year 2023 GAAP and non-GAAP operating earnings guidance
ROCKVILLE, MD, May 9, 2023 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the first quarter of 2023, and associated Company developments.
“We are pleased with the strong revenue and earnings performance despite the entry of generic Trokendi XR in the first quarter of 2023,” said Jack Khattar, President and CEO of Supernus. “Excluding Trokendi XR, first quarter 2023 net product sales increased 25%, driven by the continued adoption of Qelbree across both pediatric and adult patients and growing demand for GOCOVRI. We remain well-positioned to drive strong revenue and operating earnings growth in 2024 and beyond.”
Qelbree Launch Update
•Total IQVIA prescriptions were 134,530 in the first quarter of 2023, an increase of 14% compared to total prescriptions of 117,635 in the fourth quarter of 2022. In March 2023, the most recent month available, total prescriptions reached 49,789.
•Qelbree continues to expand its base of prescribers, with approximately 19,197 prescribers in the first quarter of 2023, up from 16,822 prescribers from the fourth quarter of 2022.
•As previously disclosed, the Company executed a second significant pharmacy benefit manager contract, effective January 2023. We continue making progress in securing and improving managed care coverage.
Product Pipeline Update
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations (“off” episodes) in Parkinson's disease (PD)
•In April 2023, the Company had a constructive meeting with the U.S. Food and Drug Administration (FDA) to discuss the Complete Response Letter received in October 2022. Based on this meeting, the Company expects to resubmit the New Drug Application for SPN-830 in the fourth quarter of 2023.
SPN-820 - Novel first-in-class activator of mTORC1 for the treatment of treatment-resistant depression
•The Phase II multi-center randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression is ongoing. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 270 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.

SPN-817 – A novel product candidate for the treatment of epilepsy
•The open-label Phase II clinical study of SPN-817 in patients with treatment-resistant seizures is ongoing. Depending on the rate of enrollment, the Company expects to have data in the first half of 2024.
R&D Day
•Supernus will host an R&D Day in New York City in the Fall of 2023. The management team plans to provide an overview of the Company’s pipeline, including SPN-830, SPN-820, SPN-817 and new clinical candidates from the Company’s discovery program. Further details are forthcoming.
Financial Highlights
Total revenues
For the three months ended March 31, 2023, total revenues were $153.8 million, compared to total revenues of $152.5 million for the same period in 2022. Net product sales were $140.6 million, compared to net product sales of $147.5 million for the same period in 2022. The decrease in net product sales was primarily due to a decrease in net product sales of Trokendi XR, partially offset by an increase in net product sales of both Qelbree and GOCOVRI. Excluding net product sales of Trokendi XR, first quarter 2023 total net product sales increased 25% compared to the same quarter last year.
The following table provides information regarding total revenues during the three months ended March 31, 2023 and 2022 (dollars in millions):

	Three Months Ended March 31,
	2023	2022	Change %
Net product sales
Trokendi XR	$34.8	$62.8	(45)%
Oxtellar XR®	28.9	27.5	5%
GOCOVRI	26.0	22.6	15%
Qelbree	25.8	8.3	**
APOKYN®	17.2	18.5	(7)%
Other(1)	7.9	7.8	1%
Total net product sales	$140.6	$147.5	(5)%
Royalty revenues	13.2	5.0	**
Total revenues	$153.8	$152.5	1%
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(1) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
** Indicates calculation result is greater than 100%.
Operating earnings (GAAP and non-GAAP)
First quarter 2023 operating earnings (GAAP) was $5.2 million, as compared to operating earnings (GAAP) of $2.0 million for the same period in 2022. The increase was primarily due to growth in net product sales of Qelbree and GOCOVRI and an increase in royalty revenues, partially offset by a decrease in net product sales of Trokendi XR, as well as a decrease in operating expenses.
First quarter 2023 adjusted operating earnings (non-GAAP) were $30.5 million, as compared to $28.0 million for the first quarter of 2022.

Reconciliation of GAAP to Non-GAAP Adjustments
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Operating earnings - As Reported (GAAP)	$5.2	$2.0
Adjustments:
Amortization of intangible assets	20.0	20.6
Share-based compensation	6.3	4.0
Contingent consideration expense (gain)	(1.6)	0.7
Depreciation	0.6	0.7
Operating earnings - As Adjusted (non-GAAP)	$30.5	$28.0
Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation.
Net earnings (GAAP)
First quarter 2023 net earnings (GAAP) and diluted earnings per share (GAAP) were $16.9 million and $0.29, respectively, as compared to $25.6 million, or $0.43, in the same period in 2022.
Balance sheet
At March 31, 2023, the Company's cash, cash equivalents, restricted cash, current and long-term marketable securities were approximately $686.5 million, compared to $555.2 million as of December 31, 2022. This increase was primarily due to cash generated from operations and the net amount drawn from the line of credit.
On April 1, 2023, the Company paid the total principal amount of $402.5 million due under its 0.625% Convertible Senior Notes due 2023 (2023 Notes), in addition to payment of the remaining outstanding interest due of $1.3 million. Following the repayment, the 2023 Notes are no longer outstanding. The repayment of the 2023 Notes at maturity was financed primarily with available cash on hand and, to a lesser extent, through borrowing under the Company's existing credit line agreement. The outstanding balance under the credit line as of March 31, 2023 of $78.4 million is expected to be fully repaid by the end of the second quarter 2023.
Full Year 2023 Financial Guidance (GAAP)
For the full year 2023, the Company is increasing prior financial guidance for GAAP operating loss and non-GAAP operating earnings, lowering financial guidance for combined R&D and SG&A expenses, and maintaining its financial guidance for total revenues as set forth below (dollars in millions).

Amount
Total revenues (1) (Includes $60 million to $80 million of Trokendi XR(2))	$580 - $620
Combined R&D and SG&A expenses	$450 - $480
Operating loss (3)	$(30) - $(10)
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(1) Includes net product sales and royalty revenue.
(2) Reflects generic entry on Trokendi XR in 2023.
(3) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2023 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating loss on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount
Operating loss - GAAP	$(30) - $(10)
Adjustments:
Amortization of intangible assets	$80
Share-based compensation	$20 - $24
Contingent consideration	$0 - $1
Depreciation	$5
Operating earnings - non-GAAP	$75 - $100
Non-GAAP Financial Information
This press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measures. Including such measures may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2023 financial guidance is also being provided on both a reported and a non-GAAP basis.
Conference Call Details
Supernus will host a conference call and webcast today, May 9, 2023, at 4:30 p.m. Eastern Time to discuss these results. A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$58,442	$93,120
Restricted cash	403,758	—
Marketable securities	170,126	368,214
Accounts receivable, net	143,568	165,497
Inventories, net	91,147	91,541
Prepaid expenses and other current assets	16,299	15,779
Total current assets	883,340	734,151
Long-term marketable securities	54,157	93,896
Property and equipment, net	14,611	15,173
Intangible assets, net	682,497	702,463
Goodwill	117,019	117,019
Other assets	40,184	39,806
Total assets	$1,791,808	$1,702,508

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$95,345	$96,342
Accrued product returns and rebates	147,852	151,665
Convertible notes, net	402,500	401,968
Line of credit	78,363	—
Contingent consideration, current portion	—	21,120
Other current liabilities	7,485	16,863
Total current liabilities	731,545	687,958
Contingent consideration, long-term	53,320	33,847
Operating lease liabilities, long-term	36,511	35,998
Deferred income tax liabilities, net	49,668	49,809
Other liabilities	8,614	8,692
Total liabilities	879,658	816,304

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 54,470,622 and 54,253,796 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	54	54
Additional paid-in capital	416,232	408,115
Accumulated other comprehensive loss, net of tax	(2,329)	(3,210)
Retained earnings	498,193	481,245
Total stockholders’ equity	912,150	886,204

Total liabilities and stockholders’ equity	$1,791,808	$1,702,508

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Revenues
Net product sales	$140,575	$147,464
Royalty revenues	13,189	5,042
Total revenues	153,764	152,506

Costs and expenses
Cost of goods sold (a)	23,460	17,932
Research and development	21,212	20,839
Selling, general and administrative	85,597	90,459
Amortization of intangible assets	19,966	20,644
Contingent consideration (gain) expense	(1,647)	665
Total costs and expenses	148,588	150,539

Operating earnings	5,176	1,967

Other income (expense)
Interest expense	(1,505)	(1,942)
Interest and other income, net	5,346	14,698
Total other income (expense)	3,841	12,756

Earnings before income taxes	9,017	14,723

Income tax benefit	(7,931)	(10,893)
Net earnings	$16,948	$25,616

Earnings per share
Basic	$0.31	$0.48
Diluted	$0.29	$0.43

Weighted average shares outstanding
Basic	54,380,947	53,330,837
Diluted	62,454,204	61,406,555
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(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Email: peter.vozzo@westwicke.com